EXHIBIT 99.1
CONTACTS:
Russell G. Allen, Director — Planning & IR (704) 557-8219
Joe Calabrese, Financial Relations Board (212) 827-3772
IMMEDIATE RELEASE
March 14, 2008
Lance, Inc. Acquires Premium Cookie Manufacturer
Brent & Sam’s, Inc.
Charlotte, NC, — March 14, 2008 — Lance, Inc. (Nasdaq-GS: LNCE) today announced that it has acquired privately held Brent & Sam’s, Inc., a producer of branded and private label premium gourmet cookies. Terms of the cash purchase were not disclosed. The purchase was funded with a draw under Lance’s existing credit facility.
Brent & Sam’s, Inc., founded in 1985 and located in North Little Rock, Arkansas, produces a wide variety of gourmet style cookies sold under the Brent & Sam’s brand as well as under private label brands controlled by retail customers.
“Adding an established line of high-quality premium cookies to our product offering will help broaden and diversify our product portfolio, capitalize on the growth in premium private label products and make us a more valuable partner to our customers,” said David V. Singer, President and CEO of Lance, Inc. “The Brent & Sam’s team has built a reputation for delivering great tasting, innovative premium products for its customers, and we look forward to continuing their trend of innovation, customer service, growth and profitability.”
Brent Bumpers, Chief Executive Officer of Brent and Sam’s, Inc. commented, “I am excited that Brent & Sam’s strong heritage and product capabilities will be enhanced by Lance’s significant distribution network, and I am confident that this combination will take the Brent & Sam’s business to new heights. “
About Lance, Inc.
Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout much of the United States and other parts of North America. The Company’s products include sandwich crackers and cookies, potato chips, crackers, cookies, other snacks, sugar wafers, nuts, restaurant style crackers and candy. Lance has manufacturing facilities in North Carolina, Iowa, Georgia, Massachusetts, Texas, Florida, Arkansas and Ontario, Canada. Products are sold under the Lance, Cape Cod, Tom’s and Brent & Sam’s brand names along with a number of private label and third party brands. The Company’s products are distributed through a direct-store-delivery system of approximately 1,400 sales routes, a network of independent distributors and direct shipments to customer locations. Products are distributed widely through grocery and mass merchant stores, convenience stores, mass merchants, food service outlets and other channels.

This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition and industry consolidation, increases in prices or availability of ingredients, product price increases impact on total revenue, risks from large customers, changes in consumer preferences, implementation of a new information system, product recalls or safety concerns, food industry and regulatory factors, acquisition and divestiture risks, ability to execute strategic initiatives, interest rate, foreign exchange rate and credit risks and natural disasters or catastrophic events are discussed in the Company’s most recent Form 10-K filed with the Securities and Exchange Commission.